                                                                     EXHIBIT 5.1

                 [STRADLING, YOCCA, CARLSON & RAUTH LETTERHEAD]


                                  June 27, 1997


NeoTherapeutics, Inc.
157 Technology Drive
Irvine, California 92618

         RE: Registration Statement on Form S-8

Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by NeoTherapeutics, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 346,772 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's 1991 Stock Incentive Plan (the "Plan").

         We have examined the corporate proceedings heretofore taken and are familiar with the additional corporate proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that the 346,772 shares of Common Stock to be issued under the Plan, when issued against full payment in accordance with the respective terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.


                                               Very truly yours,

                                               STRADLING, YOCCA, CARLSON & RAUTH